Exhibit (p)(iv)

COLUMBIA THREADNEEDLE INVESTMENTS
GLOBAL PERSONAL ACCOUNT DEALING AND

CODE OF ETHICS

Policy Type	Global Policy
Last Review Date	September 2025
Related Policies	See Appendix F-Other Policies Applicable to Covered Persons
Applicability and Scope	All Covered Persons and certain household members, trusteeships and executorships of Covered Persons.

1.	POLICY STATEMENT

1.1.	Keys Points

This policy covers all Firms within Columbia Threadneedle Investments (the “Firms”) and has been adopted by the relevant governance committee and relevant boards of regulated entities within Columbia Threadneedle Investments. The policy is designed to address compliance with laws, rules, and regulations applicable to Columbia Threadneedle Investments’ global business, including but not limited to Rule 204A-1 under the Investment Advisers Act (“Rule 204A-1”) and Rule 17j-1 under the Investment Company Act of 1940 (“Rule 17j- 1”), FCA Principles and Rules, Luxembourg laws and CSSF regulations, and MAS Guidelines1.

Standard of Business Conduct: The conduct of personal dealings in investments by Covered Persons (See Appendix A-Definitions for Covered Persons definition) is a matter of the utmost importance to the organization, its clients, its regulators and to employees themselves. It is essential that the Firms appropriately manage access to privileged information concerning clients’ portfolios, the Firms’ trading intentions and trading activities, and that the Firms discharge their duties in a way that does not harm the interests of clients, the Firms or breach any legal or regulatory requirements. It is important that the Firms are not seen to act on privileged information for personal gain.

Duty Owed to Clients: Various regulations applicable to the Firms impose a fiduciary duty to act in the exclusive best interest of their clients at all times recognizing their role as a “Trusted Adviser”. A number of specific obligations flow from the duty that is owed to clients, including:

•	To act solely in the best interests of clients at all times.

•	To make full and fair disclosure of all material facts, particularly where the Firms’ interests may conflict with those of its clients.

•	To act in a manner which satisfies the fiduciary duty owed to clients.

•	To refrain from favouring the interest of a particular client over the interests of another client.

•	To keep all information about clients (including former clients) confidential, including the client’s identity, client’s securities holdings information, and other non-public information.

•	To exercise a high degree of care to ensure that adequate and accurate representations and other information is presented appropriately.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

•	Defrauds a client in any manner.

•	Misleads a client, including any statement that omits material facts.

•	Operates or would operate as a fraud or deceit on a client.

1 Other global regulators may have specific regulations around the personal account dealing and information around these regulations is maintained by the Compliance Group.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

•	Functions as a manipulative practice with respect to a client.

•	Functions as a manipulative practice with respect to securities.

Specifically, the fiduciary duty owed to clients means the following outcomes must be achieved:

•	To have a reasonable, independent basis for investment advice.

•	To ensure that investment advice is suitable to the client’s investment objectives, needs and circumstances.

•	To refrain from effecting Personal Securities Transactions inconsistent with clients’ interests.

•	To obtain best execution for clients’ securities transactions.

Conflicts of Interest: All Covered Persons must be vigilant in terms of identifying circumstances that may present a conflict of interest. A conflict of interest is any situation that presents an incentive to act other than in the best interest of a client or without objectivity. A conflict of interest may arise, for example, when a Covered Person engages in a transaction that potentially favors:

•	The Firms’ interests over a client’s interest

•	The interest of a Covered Person over a client’s interest

•	One client’s interest over another client’s interest

In addition to this Global Asset Management Personal Account Dealing and Code of Ethics Policy (“Policy”), the Firms have adopted various policies designed to prevent, or otherwise manage, conflicts of interest in contexts outside of personal trading. To effectively manage conflicts of interest, all Covered Persons must seek to prevent conflicts of interest, including the appearance of a conflict.

The requirements set forth in this Policy do not identify all possible conflicts of interest that may arise in relation to personal transactions. Employees are encouraged to seek assistance from Personal Trade Compliance whenever they have any questions concerning obligations under the Policy, including conflicts of interest situations or concerns.

Additional Standards of Conduct and Regulatory Requirements: Covered Persons must comply with other policies adopted by the individual Firms that are intended to promote fair and ethical standards of business conduct and comply with related regulatory requirements, including the Ameriprise Financial Global Code of Conduct. (See Appendix F-Other Policies Applicable to Covered Persons).

1.2.	Specific Policy Requirements

This Policy applies to all Covered Persons and certain household members, Trusteeships and Executorships of Covered Persons. Covered Persons include:

•	All global Columbia Threadneedle Investments employees and contractors.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

•	Any other individual with a specific role (including working on a project) which compels Covered Person status due to access to proprietary information (e.g., holdings/transactions), such as the member of a staff group that provides ongoing audit, technology, finance, compliance, or legal support to Firms.

•	Any other persons that may be deemed appropriate by Compliance.

Covered Securities Transactions/Accounts: This Policy governs a Covered Person’s personal securities transactions as well as those securities transactions in which a Covered Person is deemed to have a direct or indirect Beneficial Ownership (see Appendix A-Definitions for Beneficial Ownership definition) and over which a Covered Person exercises direct or indirect influence or control (“Affiliated Accounts”). An account generally is covered by this Policy if it is:

•	In the Covered Person’s name

•	In the name of the Covered Person’s spouse/partner and/or any financially dependent members of the Covered Person’s household,

•	Of a partnership in which the Covered Person or a member of his/her immediate family is a partner with direct or indirect investment discretion

•	Of a trust in which the Covered Person (or a member of his/her immediate family) is a beneficiary and a trustee with direct or indirect investment discretion

•	Of a closely held corporation in which the Covered Person or a member of his/her immediate family holds shares and have direct or indirect investment discretion

It is the responsibility of the Covered Person to seek advice in the event that it is not clear whether certain personal securities transactions are covered by this Policy.

Material Nonpublic Information: A Covered Person who is in possession of material nonpublic information (often referred to as “Inside Information”) about securities or financial instruments is prohibited from buying, selling, recommending or trading such securities or financial instruments. In addition, a Covered Person must not communicate or disclose such information to others who may misuse it. Material nonpublic information may include nonpublic information about a pooled investment vehicle (e.g., UCITS, open-end and closed-end mutual funds, and private funds) that are advised or sub-advised by the Firm. The Firms each have adopted specific policies that address these prohibitions, and set forth specific protocols for handling material nonpublic information (see Appendix F-Other Policies Applicable to Covered Persons)

Disclosure of Brokerage Accounts: Covered Persons must promptly disclose their brokerage accounts to their Firm’s Compliance group and ensure that each broker-dealer with which he/she maintains an account sends to the Compliance group, as soon as practicable, copies of all confirmations of securities transactions and of all monthly, quarterly and annual account statements. In order to comply with regulatory expectations concerning the monitoring of trading activity within Covered Persons’ accounts, there are requirements on where brokerage accounts may be maintained for the trading of certain types of securities. Please refer to Appendix B – Limited Choice Policy for specific information by region.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Notification of Brokerage Accounts: Covered Persons must immediately report any brokerage accounts opened by completing the following steps:

•	Add the account to the personal trading system (see Section 2.2) Star Compliance (Star).

•	This information will be reviewed by the Personal Trade Compliance team to ensure complying with Limited Choice policy (see Appendix B). This review may result in communications to the employee regarding action that must be taken to comply with Limited Choice.

•	Notify your broker of your association with Ameriprise Financial or Columbia Threadneedle. You are responsible for notifying your broker that you are affiliated with or employed by a broker/dealer and ensuring that Personal Trade Compliance is provided with duplicate statements and confirmations for your account(s).

North America employees – any brokerage account outside of Limited Choice brokers (as listed in Appendix B) for example, a brokerage account holding mutual funds only, must be approved by Personal Trade Compliance prior to establishing the account in order to comply with FINRA rule 3210.

Personal Trading Restrictions

Prohibition on “Front Running”: Covered Persons are prohibited from engaging in a Personal Securities Transaction that involves the purchase or sale of a Reportable Security when such Covered Person has knowledge that such security (1) is being considered for purchase or sale by a client account or (2) is being purchased or sold by a client account.

Prior Approval (Pre-Clearance) of Personal Security Transactions: Covered Persons must obtain approval – often referred to as pre-clearance – from Compliance prior to effecting a securities trade in most categories of investments. This pre-clearance requirement extends to securities transactions in all accounts for which the Covered Person has Beneficial Ownership (see Appendix A-Definitions). If the Covered Person receives pre-clearance approval, it is valid only until the end of the market close the following business day. If a Covered Person does not effect the pre-cleared personal trade(s) within that approved time period, the Covered Person must request and obtain pre-clearance for the proposed personal trade(s) again before the trade(s) are effected. If the Covered Person does not receive pre-clearance approval, he/she must not effect the requested Personal Securities Transaction (but may request approval on a subsequent day).

Covered Persons are required to obtain such pre-clearance approval for the majority of investments (e.g., stocks, bonds, Exchange Traded Funds (“ETFs”), closed-end funds, investment trusts). Please refer to Appendix C-Individual Security Requirements which identifies those categories of investments to which pre-clearance is or is not applicable.

Private Placements/Limited Offerings: Investments in private placement offerings require approval by the Compliance group (e.g., private placements, non-exchange traded REITs, hedge funds, fixed income new issues, unlisted structured products, non-charity crowdfunding, etc.). If approved, the approval is good for 90 days.

Gifts and Charitable Donations: Approval is not necessary for a gift of securities to a Non-Profit Organization, but Compliance should be notified in advance and the Short-Term and 14-day Blackout rules

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

do not apply. For gifting securities to a For-Profit Organization, individual, trust or other person or entity (other than a Non-Profit Organization), the pre-clearance requirement and 14-day Blackout rule do apply if you are purchasing the securities you intend to give. If the securities are already owned, the transfer of securities does not require pre-clearance. If you receive a gift of securities, you must update your holdings in the personal trading system and no pre-clearance is required.

Short-Term Trading Prohibition (30 Day Holding Period):

Individual Securities at a Profit: Covered Persons are prohibited from engaging in short-term trading of Reportable Securities. This means that Covered Persons may not buy (or add to their existing position), then sell the same securities (or equivalent) within 30 calendar days if the trade would result in a gain. Covered Persons must wait until calendar day 31 (Trade Date + 30) to trade out of a position at a profit within the same account. For example, you buy 1000 shares of Security A on 1 June. On 25 June, you decide to buy another 1000 shares of the same security, Security A. If you want to sell 500 shares of Security A, you need to count the 30 days from 25 June and not 1 June.

Covered Funds and other Pooled Investment Vehicles: A Covered Person is prohibited from short term trading in any Covered Fund (e.g., mutual fund, SICAV, OEIC, or other pooled investment vehicle, see Appendix D-Covered Funds List) held for less than 30 calendar days, or a longer time if specified in the Covered Fund’s prospectus or similar disclosure document. Covered Persons are prohibited from engaging in market timing (short-term trading) in shares of any pooled investment vehicles and must comply with the holding period policy established by any prospectus.

Transactions exempted from short-term trading prohibitions: Money market fund investments, automated investments and withdrawal programs, and Dividend Reinvestments are not subject to the 30-day holding period.

Initial Public Offerings (“IPOs”) and Limited Offerings/Private Placements:

•	Equity IPOs in North America are prohibited including direct purchased programs.
•	Covered Persons are required to obtain pre-clearance approval to purchase IPOs or Limited Offerings/Private Placements, including additions to existing holdings but excluding capital calls for previously approved commitments.
•	Such approval will only be granted when 1) it is determined that the investment in a private fund (if a proprietary private fund) meets the applicable banking regulatory requirements[2] and 2) it is established that there is no conflict or appearance of a conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when his/her participation in the Limited Offering is suggested by a person who has a business relationship with any such Company or expects to establish such a relationship).
•	The 30-day holding period also applies to IPOs.

2 The review of applicability of banking requirements will occur during the subscription process.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Cryptocurrency3:

Transactions: Transactions in cryptocurrency, such as Bitcoin, Ethereum, Lite Coin etc., do not require reporting. However, transactions in any publicly traded cryptocurrency tracker instrument, such as Grayscale’s Bitcoin Investment Trust (“GBTC”) and iShares Bitcoin Trust (“IBIT”), require pre-clearance approval and must be held and traded at an approved broker (See Appendix B - Limited Choice Policy).

Accounts: Cryptocurrency accounts are not reportable and must be at firms that offer ONLY cryptocurrency investments.  Accounts at firms that also offer brokerage options are prohibited.

Initial Coin Offerings (“ICOs”): Participation in ICOs is prohibited.

Participation in Investment Clubs:

No Covered Person may participate in private investment clubs or other similar groups.

Derivatives:

Covered Persons are strongly discouraged from investing in any form of derivative that could give rise to an open ended, unlimited liability. Most derivative trading is subject to pre-clearance requirements, option trading guidelines and the Short-Term Trading Prohibition. (See Appendix E-Options/Short Trading Guidelines).

Frequent and Unusual Trading Activity:

Compliance monitors patterns of personal trading activity and may require additional information from a Covered Person with respect to a specific trade or series of transactions. Frequent personal trading activity is strongly discouraged. Although each situation is case specific, we generally review trading amounts over 25 trades per quarter for further analysis, which could result in corrective measures.

Rules applicable to Ameriprise Shares:

All employees at band level 50 and above are subject to a blackout period of trading Ameriprise shares. The blackout occurs on the first calendar day of January, April, July, and October and lasts until one full trading day after the Ameriprise earnings for the preceding quarter are publicly released. During this period employees are restricted from trading any Ameriprise shares. All applicable employees will receive emails notifying of the start and end date of the blackout.

Additional Trading Restrictions for Investment Personnel

Rules Applicable to Portfolio Managers and other Designated Covered Persons:

3 Personal Trade Compliance continues to monitor the evolving digital assets/cryptocurrency space and the impact on Covered Persons under the Policy. These requirements may change if regulatory guidance or rules should be provided. All Covered Persons are encouraged to contact Personal Trade Compliance prior to transacting in any form of digital assets/cryptocurrency to ensure compliance with the latest regulatory and firm guidance/requirements.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

14 Day Blackout Period: Portfolio Managers (and other Covered Persons specifically identified by Compliance) are not permitted to transact in any security that is purchased or sold in a client account 7 calendar days before and 7 calendar days after a client account they manage trades in that same (or equivalent) security. This means a Portfolio Manager (and other Designated Covered Persons) must wait until calendar day 8 to trade the security. Application of this rule may be applied broader based on team function and location.

Because it is a Portfolio Manager’s responsibility to put his/her client’s interests ahead of his/her own, he/she may not delay taking appropriate action for a client account in order to avoid potential adverse consequences in his/her personal account. In certain limited instances, Compliance, at their discretion, may determine that a trade should be deemed to have not caused a black out violation (e.g., unexpected significant client redemption or inflow triggering a sale or purchase in all securities held in the client portfolio).

Rules Applicable to Research Analysts:

Centralised Research Analysts (those who publish research for the use by Columbia Threadneedle) are prohibited from engaging in a personal securities transaction that involves securities issued by issuers on their Coverage List at the security (not issuer) level. This restriction includes securities convertible into, options on, and derivatives of, such securities.

Embedded Research Analysts-should the analyst have access to place an order within a fund they will be subject to the same blackout period as a Portfolio Manager (see above).

Rules Applicable to Trading Personnel:

3 Day Blackout Period: Traders are not permitted to transact in any security that is purchased or sold in a client account 3 calendar days after the client transaction. This means a Trader must wait until calendar day 4 to trade the security. Application of this rule may be adjusted based on team function and location.

1.3.	Reporting Requirements

Initial Holdings Report and Certification: Upon becoming a Covered Person under this Policy, one must disclose all securities holdings (as indicated in Appendix C-Individual Securities Requirements) in which they have Beneficial Ownership (as defined in Appendix A-Definitions). All brokerage accounts must be disclosed.

All Covered Persons are notified of this requirement and are provided with a copy of this Policy when they first become subject to the Policy. This initial certification must be completed within 10 calendar days of becoming a Covered Person, unless otherwise noted by Personal Trade Compliance. This information must be current as of the date no more than 45 days prior to the date the person becomes a Covered Person.

Annual Certification: Covered Persons are also required to complete an annual accounts and holdings certification. This certification allows the Covered Person to validate the Brokerage Accounts and certain

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

securities holdings in which they have Beneficial Ownership (as defined in Appendix A-Definitions). Covered Persons also certify that they have received, read and understand the Policy. This information must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Certification: On a quarterly basis, Covered Persons must also certify to securities transactions outside of a previously reported and approved Brokerage Account. The quarterly certification must be completed within 30 calendar days of the last day of the quarter.

1.4.	Confidentiality

All reports and other documents and information supplied by or on behalf of any Covered Person in accordance with the requirements of this Policy will be treated as confidential, but are subject to review as provided herein and in the procedures by Legal, Compliance and other involved departments of the Firms, by Personal Trading, senior management, by representatives of relevant regulatory authority or self-regulatory authority, or otherwise as required by law, regulation, or court order.

1.5.	Personal Data

Firms are subject to applicable privacy and data protection laws and regulations to ensure the security and protection of all personal data collected and processed by them. The firm sets out the general principles for handling personal data that must be followed by all staff, contractors, subsidiaries, affiliates, and associated entities within the Global Privacy Policy, Data Protection Policy, Information Security Policy, and Information Security Standards.

The firm has put in place comprehensive but proportionate governance measures to minimise the risk of personal data breaches, provide a consistent and compliant approach to privacy and data protection and to uphold the protection of personal data.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

2.	ADMINISTRATIVE REQUIREMENTS

2.1.	Summary of Legal and Regulatory Requirements

Regulatory rules require registered investment advisers and investment companies to adopt a code of ethics to; protect the firm’s clients, set forth standards of conduct, comply with applicable federal securities laws and address personal trading. SEC Rule 204A-1 under the Advisers Act (“Rule 204A-1”) requires each registered investment adviser to adopt a code of ethics that sets out standards of conduct expected of advisory personnel, safeguards material nonpublic information about client transactions and requires advisers’ “access persons” to report their personal securities transactions, including transactions in any mutual fund managed by the adviser.

Rule 17j-1 makes it unlawful for any affiliated person of a fund or any affiliated person of its investment adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the fund. Each fund and its investment adviser and principal underwriter are required to adopt a written code of ethics containing provisions reasonably necessary to prevent the specified types of misconduct, and to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the code.

FCA Rule COBS 11.7 requires a firm that conducts designated investment business to establish, implement and maintain adequate arrangements aimed at preventing certain activities (entering into certain personal transactions or advising anyone else to do so, or disclosing any non-public information) of any relevant person that may give rise to a conflict of interest, or who has access to inside information as defined in the Market Abuse Regulation3 or to other confidential information relating to clients or transactions with or for clients by virtue of an activity carried out by him on behalf of the firm.

EU & Luxembourg laws as well as CSSF regulations require management companies to establish, implement and maintain adequate arrangements aimed at preventing certain activities (entering into certain personal transactions or advising anyone else to do so, or disclosing any non-public information) of any relevant person that may give rise to a conflict of interest, or who has access to inside information as defined in the Market Abuse Regulation or to other confidential information relating to clients (incl. UCITS and alternative investment funds) or transactions with or for clients by virtue of an activity carried out on behalf of the management company.

MAS Guidelines on Risk Management Practices – Internal Controls state that an institution should have adequate policies, procedures and controls to address conflict of interest situations. It should require employees to disclose such conflicts on a timely basis. These cases should be escalated to either the Board or senior management and disclosed to customers where relevant.

MAS Guidelines on Individual Accountability and Conduct – the Board and senior management should ensure that a framework is in place to address the standards of conduct expected of all employees. This includes fair dealing (treating customers fairly) and management of conflicts of interest.

Code of Conduct for Persons licensed by or registered with the Securities and Futures Commission – A licensed person should have a policy which has been communicated to employees in writing on whether

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

employees are permitted to deal or trade for their own accounts. Transactions of employees’ accounts and related accounts should be reported to and actively monitored, and procedures maintained to detect irregularities and ensure that the handling by the licensed or registered person of these transactions or orders is not prejudicial to the interests of their clients.

2.2.	System Requirements

StarCompliance is the tool that all individuals must utilize to meet the requirements outlined in this policy. StarCompliance is a web-based tool available on the Inside site. The tool can be accessed using Single Sign On id (SSO) and password to log in. Associated persons must be connected to the Ameriprise network or through the Cisco VPN to access StarCompliance if working remotely or in certain global offices.

2.3.	Roles and Responsibilities/Supervision

At least annually, each Chief Compliance Officer/Compliance Executive or delegate of the Ameriprise Global Asset Management Entities must review the adequacy of this Policy and the policies and procedures herein referenced.

2.4.	Escalation for Non-Compliance

In general, a Covered Person should first discuss a compliance issue with their supervisor, department head, Chief Compliance Officer, Compliance Executive, or Personal Trade Compliance. In the event that a Covered Person does not feel comfortable discussing compliance issues through these channels, the employee may anonymously report suspected violations of law or company policy by contacting their local resources (refer to Appendix G-Resources). Employees are encouraged to report these questionable practices so that the Firms have an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

Violations/Breaches of this Policy are taken seriously and may result in disciplinary actions and/or sanctions. Disciplinary actions could be up to and including termination of employment and sanctions will vary depending on local requirements or the circumstances (e.g., depending on the severity of the violation, if a record of previous violations exists, etc.).

2.5.	Monitoring/Oversight

Compliance is responsible for reviewing the personal securities transactions and holdings reports submitted under this Policy, which includes daily monitoring of employee personal trading and applicable accounts through the usage of the personal trading system (see Section 2.2).

Escalation of matters are provided to appropriate local governance committee and/or Compliance group.

2.6.	Disclosure

Columbia Threadneedle must provide information that is material about its business practices to clients and/or regulatory agencies, including information about any conflicts of interests and the policies to

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

address such conflicts. Practices related to this Policy are publicly disclosed in accordance with local rules and regulations.

2.7.	Recordkeeping

Each respective Compliance group is primarily responsible for maintaining records created with respect to this Policy and the procedures adopted to implement it. All records must be maintained for five years after the end of the fiscal year in which the documents were later of creation or last use, the first two years in an easily accessible place, and up to seven years in line with Columbia Threadneedle Investments’ data protection policy.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX A - DEFINITIONS

Beneficial Owner of an account or a security includes any person who, directly or indirectly, has or shares voting or investment power. For the purposes of the Code of Ethics, a beneficial owner includes accounts held in the name of you, your spouse/partner and/or any financially dependent members of your household.)

In addition, you also have Beneficial Ownership if any of the individuals listed above:

•	Is a trustee or custodian for an account (e.g., for a child or parent)
•	Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death
•	Has another arrangement where they give advice and also have a direct or indirect ownership (e.g., treasurer of an outside organization).

Brokerage Account: A Brokerage Account is an account held at a licensed brokerage firm in which securities on the Securities Reporting List are bought and sold (e.g., stocks, bonds, futures, options, Covered Funds). This includes employer-sponsored incentive savings plans.

Closed-End Funds: A closed-end fund is a publicly traded investment company that raises a fixed amount of capital through an IPO. The fund is then structured, listed and traded like a stock on a stock exchange.

Covered Funds: Closed-End Funds, ETFs and Open-Ended Funds for which a Columbia Threadneedle entity serves as an investment adviser or for which an affiliate of Columbia Management Investment Advisers, LLC serves as principal underwriter are considered “Covered Funds.”

Covered Persons includes all Columbia Threadneedle employees and contractors, any other individual with a specific role (including working on a project) which compels Covered Person status due to access to proprietary information (e.g., holdings/transactions), such as the member of a staff group that provides ongoing audit, technology, finance, compliance, or legal support to Firms, and any other persons that may be deemed appropriate by Compliance.

Private Funds: Private investment funds sponsored and managed by Columbia Threadneedle Investments entities.

Reportable Security “Reportable Security” includes all corporate securities, options on securities, warrants, rights, ETFs and municipal securities.

“Reportable Security” excludes: direct obligations of the United States government; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; insurance company general accounts (short-term cash equivalent options of a variable life insurance policy); shares of a money market fund or other short-term income or short-term bond funds; shares of any open-end mutual fund, including any shares of a Reportable Fund; and futures and options on futures.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX B - LIMITED CHOICE POLICY

In order to comply with regulators expectations concerning the monitoring of trading activity within Covered Person accounts, Ameriprise Financial and Columbia Threadneedle Investments maintain a “limited choice” brokerage policy which dictates where certain types of securities must be held and traded.

The types of securities that are subject to the Limited Choice Policy are specified in Appendix C - Individual Securities Requirements. Securities not subject to the Limited Choice Policy may be held in brokerage accounts and must meet certain requirements. See Notification of Brokerage Accounts in Section 1.2 of Policy.

Each region has specific requirements that must be followed for that region. Employees must report their broker account prior to trading on the personal trading system (See Section 2.2):

•	Ameriprise/Columbia Threadneedle North America - Ameriprise Financial Brokerage, Charles Schwab, Merrill Lynch

•	Columbia Threadneedle UK – Barclays, Hargreaves Lansdown, Interactive Brokers, Interactive Investors, AJ Bell, Fidelity International (Charles Schwab and Merrill Lynch – restricted to U.S based accounts only). Employees are required to authorize the electronic feeds, when applicable, between the brokers and Columbia Threadneedle Investments.

•	Columbia Threadneedle EMEA, excluding UK -. Employees of Columbia Threadneedle EMEA must provide contract notes to Personal Trade Compliance as soon as practicable following execution of their trade.

•	Columbia Threadneedle APAC - Employees of Columbia Threadneedle APAC must provide contract notes (if not on an electronic feed) to Personal Trade Compliance as soon as practicable following execution of their trade. Singapore employees are encouraged to use UOB and Interactive Brokers because they do provide electronic feeds. Employees are required to authorize the electronic feeds, when applicable, between the brokers and Columbia Threadneedle Investments.

If you maintain a brokerage account outside of the approved brokers that holds securities subject to the Limited Choice policy, you have the following options:

1.	You may transfer the subject holdings to a like-ownership account at one of the approved brokers for your region. See Notification of Brokerage Accounts in Section 1.2 of Policy.

2.	You may liquidate the subject holdings (subject to the requirements in the Policy) and either hold the proceeds as cash or reinvest in non-subject securities.

3.	You may apply for an exception. Contact Personal Trading for more information about what may be an allowable exception and what steps need to be taken to request an exception. An exception does not make you exempt from complying with all other requirements in Policy).

Covered Persons must comply with the Limited Choice Policy requirements within 30 days of becoming a Covered Person, unless otherwise noted by Personal Trade Compliance.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX C - INDIVIDUAL SECURITIES REQUIREMENTS (Pre-clearance and Reporting)

Pre-clearance Requirements

All securities held in brokerage accounts (including 401K Alight Financial self-directed brokerage accounts and Self Investment Personal Pension funds (SIPPs)) are subject to prior approval (“pre-clearance”) under the Policy, including ETFs, Investment Trusts, Closed End Funds and publicly traded crypto-related securities. Additional pre-clearance requirement of Fund Pricing and Dealing Committee (FPDC) and SICAV ManCo Pricing Committee (MPC) members (applicable to EMEA only) related to Columbia Threadneedle EMEA Products.

Exceptions to the pre-clearance requirement are listed below:

•	Ameriprise Financial Stock[4]
•	Annuities and Life Insurance (where there is no specific investment exposure)
•	Bank products (checking/savings, CDs, etc.)
•	CFDs (Currencies/Futures)
•	Currencies
•	Digital assets/cryptocurrencies (Direct investments - Bitcoin, Ethereum, etc. See pg. 7)
•	Debt securities issued by any government
•	Dividend Reinvestment Plans (DRIPS)
•	Futures
•	Money Market Funds
•	Non-Investment derivatives – sporting bets only
•	Open-End Mutual Funds
•	Columbia Threadneedle - Open-End Mutual Funds (including OEICs and SICAVs)
•	Unit Investment Trusts (UITs)

Reporting Requirements

Brokerage accounts

All brokerage accounts, including the Alight 401(k) self-directed accounts and full discretionary accounts, must be reported to Personal Trade Compliance through the personal trading system (details in Section 2.2). This reporting requirement applies even if the holdings in the account do not require reporting (See Holdings below).

Holdings – All securities must be reported, except the following securities do not require reporting:

•	Annuities (report only Covered Funds listed in Appendix D)
•	Bank products (checking/savings, CDs etc.)

4 Other rules, including blackout and holding periods, still apply and there can be no speculative trading in Ameriprise Financial Stock.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

•	Money Market Funds
•	Open-End Mutual Funds (report only Covered Funds listed in Appendix D)
•	Currencies, including Digital assets/cryptocurrencies (Direct Investments - Bitcoin, Ethereum, etc. See pg.7)
•	Futures
•	Debt securities issued by any government
•	529 plans

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX D - COVERED FUNDS LIST

The Global Asset Management Personal Account Dealing and Code of Ethics Policy (“Policy”) speaks to certain rules concerning activity within Covered Funds. Closed-End Funds, ETFs and Mutual Funds for which Columbia Management Investment Advisers, LLC or Columbia Wanger Asset Management, LLC serves as an investment adviser or for which an affiliate of Columbia Management Investment Advisers, LLC serves as principal underwriter are considered “Covered Funds.” 5

The following is the list of Covered Funds as of September 2025:

•	All Columbia Mutual Funds (both retail and variable), including Columbia Acorn Funds, and Multi-Manager Funds offered through Ameriprise Financial advisory programs

•	All Columbia ETFs

•	All Columbia Threadneedle – EMEA and Asia Funds

•	Columbia Seligman Premium Technology Growth Fund, Inc.

•	Columbia Credit Income Opportunities Fund

•	Tri-Continental Corporation

Third-Party Funds Sub Advised by CMIA:

•	Efficient Enhanced Multi-Asset Fund

•	SA Focused Large Cap Value Portfolio

•	Schwab International Opportunities Fund

•	VALIC Capital Appreciation Fund

•	VALIC International Value Fund

•	VY Columbia Contrarian Core Portfolio

•	VY Columbia Small Cap Value II Portfolio

5 Under the Volcker Rule, certain employee investments/holdings in proprietary funds may need to be reviewed to ensure that the holdings meet banking exclusions and exemptions requirements. Employees identified as “senior executive officers or directors” may need to provide holdings data for these funds on an ad hoc basis for analysis by the GCO.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

APPENDIX E - OPTIONS/SHORT TRADING RESTRICTIONS

Short Trading-General Guidelines

Shorting individual securities is prohibited. Shorting broad-based market securities (ETFs) is permitted.

Options Trading-General Guidelines

All persons subject to the Policy should not deal in any form of derivative that could give rise to an open ended, unlimited liability.

All Covered Persons must obtain pre-clearance via personal trading system prior to placing an options trade.

Short term trading at a profit is prohibited under the code. Covered Persons may not trade options that will result in a gain if held less than 30 days. Covered Persons must wait trade date plus 30 days before closing the position at a profit.

Acceptable Transactions

•	Options that have an expiration greater than 30 days and
•	Out of the money option contracts
•	In the money option contracts only if there is an underlying position held greater than 30 days

Prohibited Transactions

•	Options that have an expiration within 30 days
•	In the money option contracts – unless there is a sufficient underlying position held greater than 30 days (100 shares per contract)
•	Buying and selling options contracts at a profit held less than 30 days

Key Reminders

Covered Persons are required to preclear the option ticker symbol (please use the new option symbology) and not the underlying ticker.

Covered Persons are responsible for calculating the 30-day holding period (Trade date + 30 days), you must use the average cost method (personal trading system does not calculate the 30-day holding period).

Receiving pre-clearance does not exclude you from other personal trading rules included in the Policy.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Appendix F – Other Related Policies Applicable to Covered Persons

Ameriprise Financial Global Code of Conduct

Enterprise Securities Trading Policy

Ameriprise Financial Handling Whistleblower Claims Policy

Ameriprise Financial Limited Choice Policy

Privacy and Information Security and Identity Theft Prevention Program NA Policy

Inside Information Global Policy

Portfolio Holdings Disclosure Global Policy

Gifts and Entertainment Global Policy

Market Manipulation Identification and Prevention Global Policy

US Political Contributions Global Policy

Outside Activities and Family Relationships Global Policy

Columbia Threadneedle Investments EMEA Other Conflicts of Interest Policies Applicable to Covered Persons:

European Market Abuse & Insider Dealing Policy

Columbia Threadneedle Investments EMEA and APAC Conflicts of Interest Policy

Threadneedle Management Luxembourg S.A. Conflicts of Interest Policy

Threadneedle Treating Customers Fairly

Whistleblowing Policy (EMEA/APAC)

Threadneedle Management Luxembourg S.A. Whistleblowing Policy

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

Appendix G – Resources

Compliance Resources

Send email to Personal.Trading@ampf.com

Contact the Compliance Team if you are ever at doubt as to your obligations under this Policy.

Whistleblowing

Ameriprise Financial provides the Ethics Hotline – Ethicspoint which is a global whistleblower hotline service, operated by third-party vendor NAVEX Global. The Ethics Hotline is a toll-free phone-based and online reporting service that provides for the confidential, anonymous submission of compliance or ethical issues and concerns at Ameriprise Financial. Call the Ethics Hotline at 800-963-6395 or report online at ampf.ethicspoints.com. Those outside of the U.S. can obtain country and access codes to call the Ethics Hotline and/or report online at ampf.ethicspoint.com.

Concerns can also be raised with certain regulators and employees are encouraged to view the Ameriprise Financial Global Code of Conduct and the Ameriprise Financial Policy Relating to the Handling of Whistleblower Claims as well as any local policies; including but not limited to, the Whistleblowing Policy (EMEA/APAC) and the Threadneedle Management Luxembourg S.A. Whistleblowing Policy.

This document is current as of the last review date but subject to change thereafter.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.